Exhibit 99.1

PerkinElmer Announces Financial Results for the Second Quarter of 2010

WALTHAM, Mass.--(BUSINESS WIRE)--August 5, 2010--PerkinElmer, Inc. (NYSE: PKI):

  Revenue of $498 million, reported and organic revenue growth of 14%
  Operating income from continuing operations of $43 million; Adjusted operating income of $66 million, up 120 basis points
  GAAP earnings per share from continuing operations of $0.46; Adjusted earnings per share of $0.38, up 36%
  Raises full year guidance

PerkinElmer, Inc. (NYSE: PKI), a global leader focused on improving the health and safety of people and the environment, today reported financial results for the second quarter ended July 4, 2010. The Company reported GAAP earnings per share from continuing operations of $0.46, as compared to $0.20 in the second quarter of 2009. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the Company announced adjusted earnings per share of $0.38, exceeding the Company’s prior guidance of $0.32-$0.34, representing an increase of 36% as compared to the second quarter of 2009.

Revenue in the second quarter of 2010 was $497.8 million, up 14% as compared to the same period a year ago. Organic revenue, which includes the adjustments noted in the attached reconciliation, increased 14% as compared to the second quarter of 2009. Revenue in the Human and Environmental Health segments increased by 7% and 19%, respectively, as compared to the same period a year ago. As compared to the second quarter of 2009, organic revenue, which includes the adjustments noted in the attached reconciliation, increased 6% in the Human Health segment and increased 19% in the Environmental Health segment.

“We are pleased with our performance for the second quarter of 2010 as we generated significant revenue and EPS growth as well as strong cash flow,” said Robert Friel, chairman and chief executive officer of PerkinElmer. “During the first half of this year we have made very good progress against our strategic priorities of increasing the growth profile of the company through leveraging adjacent markets and geographic expansion as well as establishing a framework to drive higher profitability.”

GAAP operating profit from continuing operations for the second quarter of 2010 was $42.6 million, as compared to $38.2 million for the same period a year ago. Adjusted operating profit, which includes the adjustments noted in the attached reconciliation, increased by 120 basis points as a percentage of revenue to $65.8 million, as compared to $52.5 million in the second quarter of 2009.

Financial Overview by Reporting Segment

Human Health

  Revenue of $197.5 million for the second quarter of 2010, as compared to $184.9 million for the second quarter of 2009.
  GAAP operating profit of $25.8 million, as compared to $24.1 million for the same period a year ago.
  Adjusted operating profit of $40.6 million, as compared to $35.0 million in the second quarter of 2009.
  Adjusted operating profit was 20.5% as a percentage of revenue, an increase of approximately 160 basis points as compared to the second quarter of 2009.

Environmental Health

  Revenue of $300.4 million for the second quarter of 2010, as compared to $253.4 million for the second quarter of 2009.
  GAAP operating profit of $24.8 million, as compared to $22.8 million for the same period a year ago.
  Adjusted operating profit of $33.2 million, as compared to $26.1 million in the second quarter of 2009.
  Adjusted operating profit was 11.1% as a percentage of revenue, an increase of approximately 80 basis points as compared to the second quarter of 2009.

Financial Guidance

“Given the broad based strength we have experienced in the first half across many of our served markets, we have increased our full year adjusted earnings per share guidance to $1.49 to $1.54 which now represents a year-over-year growth of 17% to 21%,” said Robert Friel, chairman and chief executive officer of PerkinElmer.

For the full year 2010, the Company forecasts GAAP earnings per share from continuing operations in the range of $1.29 to $1.34 representing an increase from the Company’s prior forecast of $1.08 to $1.13. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the Company forecasts adjusted earnings per share in the range of $1.49 to $1.54 representing an increase from the Company’s prior forecast of $1.43 to $1.48.

Conference Call Information

The Company will discuss its second quarter results and its outlook for business trends in a conference call on August 5, 2010 at 5:00 p.m. Eastern Time (ET). To access the call, please dial (857) 350-1676 prior to the scheduled conference call time and provide the access code 62854397. A playback of this conference call will be available beginning 8:00 p.m. ET, Thursday, August 5, 2010. The playback phone number is (617) 801-6888 and the code number is 54019467.

A live audio webcast of the call will be available on the Investor section of the Company’s Web site, www.perkinelmer.com. Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Company’s Web site for a two week period beginning approximately two hours after the call.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures. The reasons that we use these measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included below following our GAAP financial statements.

Factors Affecting Future Performance

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share, cash flow and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities. Words such as "believes," "intends," "anticipates," "plans," "expects," "projects," "forecasts," "will" and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management's current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: (1) markets into which we sell our products decline or do not grow as anticipated; (2) fluctuations in the global economic and political environments; (3) our failure to introduce new products in a timely manner; (4) our ability to execute acquisitions and license technologies, or to successfully integrate acquired businesses and licensed technologies into our existing business or to make them profitable; (5) our failure to adequately protect our intellectual property; (6) the loss of any of our licenses or licensed rights; (7) our ability to compete effectively; (8) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes; (9) significant disruption in third-party package delivery and import/export services or significant increases in prices for those services; (10) disruptions in the supply of raw materials and supplies; (11) the manufacture and sale of products and services may expose us to product liability claims; (12) our failure to maintain compliance with applicable government regulations; (13) regulatory changes; (14) our failure to comply with healthcare industry regulations; (15) economic, political and other risks associated with foreign operations; (16) our ability to retain key personnel; (17) significant disruption in our information technology systems; (18) restrictions in our credit agreements; (19) our ability to realize the full value of our intangible assets; (20) significant fluctuations in our stock price; (21) reduction or elimination of dividends on our common stock; and (22) other factors which we describe under the caption "Risk Factors" in our most recent quarterly report on Form 10-Q and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About PerkinElmer

PerkinElmer, Inc. is a global leader focused on improving the health and safety of people and the environment. The company reported revenue of approximately $1.8 billion in 2009, has about 8,800 employees serving customers in more than 150 countries, and is a component of the S&P 500 Index. Additional information is available through 1-877-PKI-NYSE, or at www.perkinelmer.com.

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	July 4, 2010	July 5, 2009	July 4, 2010	July 5, 2009

Sales	$497,839	$438,270	$962,931	$873,427

Cost of sales	285,035	250,199	551,495	496,818
Research and development expenses	27,039	25,812	54,128	52,046
Selling, general and administrative expenses	133,294	124,039	265,388	253,174
Restructuring and lease charges, net	9,850	-	9,850	7,848

Operating income from continuing operations	42,621	38,220	82,070	63,541

Interest income	(169)	(176)	(350)	(653)
Interest expense	4,230	4,229	8,301	8,817
Gain on step acquisition	(25,586)	-	(25,586)	-
Other expense (income), net	154	128	(347)	854

Income from continuing operations before income taxes	63,992	34,039	100,052	54,523

Provision for income taxes	10,137	10,799	20,090	16,601

Net income from continuing operations	53,855	23,240	79,962	37,922

Income (loss) from discontinued operations, net of income taxes	937	(1,336)	(406)	(3,870)
Gain (loss) on disposition of discontinued operations, net of income taxes	2,851	(399)	2,478	(1,988)

Net income	$57,643	$21,505	$82,034	$32,064

Diluted earnings (loss) per share:
Continuing operations	$0.46	$0.20	$0.68	$0.33

Income (loss) from discontinued operations, net of income taxes	0.01	(0.01)	(0.00)	(0.03)
Gain (loss) on disposition of discontinued operations, net of income taxes	0.02	(0.00)	0.02	(0.02)

Net income	$0.49	$0.18	$0.69	$0.28

Weighted average diluted shares of common stock outstanding	118,304	116,268	118,118	116,410

ABOVE PREPARED IN ACCORDANCE WITH GAAP

Additional Supplemental Information:
(per share, continuing operations)

GAAP diluted EPS from continuing operations	$0.46	$0.20	$0.68	$0.33
Amortization of intangible assets, net of income taxes	0.09	0.08	0.17	0.15
Purchase accounting adjustments, net of income taxes	(0.20)	0.00	(0.19)	0.01
Gain on sale of building, net of income taxes	(0.02)	-	(0.02)	-
Restructuring and lease charges, net of income taxes	0.06	-	0.06	0.05
Adjusted EPS	$0.38	$0.28	$0.70	$0.54

PerkinElmer, Inc. and Subsidiaries
SALES AND OPERATING PROFIT (LOSS)

		Three Months Ended		Six Months Ended
(In thousands)		July 4, 2010	July 5, 2009	July 4, 2010	July 5, 2009

Human Health	Sales	$197,488	$184,850	$386,060	$362,114
	OP$ reported	25,779	24,069	47,627	36,756
	OP% reported	13.1%	13.0%	12.3%	10.2%
	Amortization of intangible assets	11,391	10,227	22,357	20,006
	Purchase accounting adjustments	908	718	1,090	1,083
	Gain on sale of building	(3,356)	-	(3,356)	-
	Restructuring and lease charges, net	5,858	-	5,858	4,774
	OP$ adjusted	40,580	35,014	73,576	62,619
	OP% adjusted	20.5%	18.9%	19.1%	17.3%

Environmental Health	Sales	300,351	253,420	576,871	511,313
	OP$ reported	24,816	22,763	51,743	42,970
	OP% reported	8.3%	9.0%	9.0%	8.4%
	Amortization of intangible assets	4,142	3,792	8,130	7,418
	Purchase accounting adjustments	255	(456)	1,264	596
	Restructuring and lease charges, net	3,992	-	3,992	3,074
	OP$ adjusted	33,205	26,099	65,129	54,058
	OP% adjusted	11.1%	10.3%	11.3%	10.6%

Corporate	OP$ reported	(7,974)	(8,612)	(17,300)	(16,185)

Continuing Operations	Sales	$497,839	$438,270	$962,931	$873,427
	OP$ reported	42,621	38,220	82,070	63,541
	OP% reported	8.6%	8.7%	8.5%	7.3%
	Amortization of intangible assets	15,533	14,019	30,487	27,424
	Purchase accounting adjustments	1,163	262	2,354	1,679
	Gain on sale of building	(3,356)	-	(3,356)	-
	Restructuring and lease charges, net	9,850	-	9,850	7,848
	OP$ adjusted	$65,811	$52,501	$121,405	$100,492
	OP% adjusted	13.2%	12.0%	12.6%	11.5%

SALES AND REPORTED OPERATING PROFIT PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Six Months Ended
(In thousands)	July 4, 2010	July 5, 2009	July 4, 2010	July 5, 2009

Operating activities:
Net income	$57,643	$21,505	$82,034	$32,064
Add: (income) loss from discontinued operations, net of income taxes	(937)	1,336	406	3,870
Add: (gain) loss on disposition of discontinued operations, net of income taxes	(2,851)	399	(2,478)	1,988
Net income from continuing operations	53,855	23,240	79,962	37,922
Adjustments to reconcile net income from continuing operations to net cash provided by continuing operations:
Stock-based compensation	4,426	4,363	7,970	8,175
Restructuring and lease charges, net	9,850	-	9,850	7,848
Amortization of deferred debt issuance costs	635	635	1,270	1,270
Depreciation and amortization	24,929	22,417	48,518	44,092
Amortization of acquired inventory revaluation	-	-	-	215
Gains on step acquisitions and dispositions, net	(28,942)	-	(28,942)	-
Changes in assets and liabilities which (used) provided cash, excluding effects from companies purchased and divested:
Accounts receivable, net	(13,645)	(23,518)	(15,208)	(2,064)
Inventories, net	(4,970)	(1,259)	(20,563)	(13,910)
Accounts payable	10,912	6,018	22,823	(15,448)
Accrued expenses and other	11,964	8,303	15,459	(9,888)
Net cash provided by operating activities of continuing operations	69,014	40,199	121,139	58,212
Net cash provided by (used in) operating activities of discontinued operations	1,653	(3,924)	(1,080)	(6,992)
Net cash provided by operating activities	70,667	36,275	120,059	51,220

Investing activities:
Capital expenditures	(8,845)	(7,520)	(18,547)	(12,643)
Proceeds from dispositions of property, plant and equipment, net	11,014	-	11,014	-
Changes in restricted cash balances	(1,200)	-	(1,200)	1,412
Payments for acquisitions and investments, net of cash and cash equivalents acquired	(123,639)	(20,911)	(126,728)	(49,222)
Net cash used in investing activities of continuing operations	(122,670)	(28,431)	(135,461)	(60,453)
Net cash provided by (used in) investing activities of discontinued operations	11,809	(70)	11,689	(579)
Net cash used in investing activities	(110,861)	(28,501)	(123,772)	(61,032)

Financing Activities:
Payments on debt	(49,500)	(114,047)	(111,500)	(185,611)
Proceeds from borrowings	139,000	92,000	171,000	197,000
Payments of debt issuance costs	(72)	-	(72)	(7)
Payments on other credit facilities	(37)	(71)	(74)	(81)
Payments for acquisition related contingent consideration	-	-	(2,980)	-
Tax benefit from exercise of common stock options	-	101	24	25
Proceeds from issuance of common stock under stock plans	613	1,775	13,047	2,079
Purchases of common stock	(57)	(10)	(995)	(14,587)
Dividends paid	(8,247)	(8,153)	(16,474)	(16,358)
Net cash provided by (used in) financing activities	81,700	(28,405)	51,976	(17,540)

Effect of exchange rate changes on cash and cash equivalents	(7,586)	9,921	(12,306)	(419)

Net increase (decrease) in cash and cash equivalents	33,920	(10,710)	35,957	(27,771)
Cash and cash equivalents at beginning of period	181,744	162,049	179,707	179,110
Cash and cash equivalents at end of period	$215,664	$151,339	$215,664	$151,339

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

(In thousands)	July 4, 2010	January 3, 2010

Current assets:
Cash and cash equivalents	$215,664	$179,707
Accounts receivable, net	365,175	365,629
Inventories, net	232,476	215,074
Other current assets	108,417	112,723
Current assets of discontinued operations	2,136	10,885
Total current assets	923,868	884,018

Property, plant and equipment:
At cost	595,252	594,726
Accumulated depreciation	(389,663)	(391,278)
Property, plant and equipment, net	205,589	203,448
Marketable securities and investments	1,138	2,287
Intangible assets, net	459,429	459,055
Goodwill	1,525,098	1,462,824
Other assets, net	30,917	44,057
Long-term assets of discontinued operations	-	3,351
Total assets	$3,146,039	$3,059,040

Current liabilities:
Short-term debt	$147	$146
Accounts payable	174,943	158,673
Accrued restructuring and integration costs	19,660	15,187
Accrued expenses	313,916	315,028
Current liabilities of discontinued operations	5,247	8,170
Total current liabilities	513,913	497,204

Long-term debt	620,138	558,197
Long-term liabilities	368,296	374,682
Total liabilities	1,502,347	1,430,083

Commitments and contingencies

Total stockholders' equity	1,643,692	1,628,957
Total liabilities and stockholders' equity	$3,146,039	$3,059,040

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In millions except per share data)	PKI
	Three Months Ended
	July 4, 2010		July 5, 2009
Adjusted gross margin:
GAAP gross margin	$212.8	42.7%	$188.1	42.9%
Amortization of intangible assets	10.8	2.2%	9.2	2.1%
Purchase accounting adjustments	0.2	0.0%	0.2	0.0%
Adjusted gross margin	$223.8	44.9%	$197.4	45.0%

Adjusted SG&A:
GAAP SG&A	$133.3	26.8%	$124.0	28.3%
Amortization of intangible assets	(4.3)	-0.9%	(4.3)	-1.0%
Purchase accounting adjustments	(1.0)	-0.2%	(0.1)	0.0%
Gain on sale of building	3.4	0.7%	-	0.0%
Adjusted SG&A	$131.3	26.4%	$119.6	27.3%

Adjusted R&D:
GAAP R&D	$27.0	5.4%	$25.8	5.9%
Amortization of intangible assets	(0.4)	-0.1%	(0.5)	-0.1%
Adjusted R&D	$26.6	5.3%	$25.3	5.8%

Adjusted operating profit:
GAAP operating profit	$42.6	8.6%	$38.2	8.7%
Amortization of intangible assets	15.5	3.1%	14.0	3.2%
Purchase accounting adjustments	1.2	0.2%	0.3	0.1%
Gain on sale of building	(3.4)	-0.7%	-	0.0%
Restructuring and lease charges, net	9.9	2.0%	-	0.0%
Adjusted operating profit	$65.8	13.2%	$52.5	12.0%

	PKI
	Three Months Ended
	July 4, 2010		July 5, 2009
Adjusted EPS:
GAAP EPS	$0.49		$0.18
Discontinued operations	0.03		(0.01)
GAAP EPS from continuing operations	0.46		0.20
Amortization of intangible assets, net of income taxes	0.09		0.08
Purchase accounting adjustments, net of income taxes	(0.20)		0.00
Gain on sale of building, net of income taxes	(0.02)		-
Restructuring and lease charges, net of income taxes	0.06		-
Adjusted EPS	$0.38		$0.28

	PKI
			FY 2010

Adjusted EPS:			Projected
GAAP EPS			$1.27 - 1.32
Discontinued operations			0.02
GAAP EPS from continuing operations			$1.29 - 1.34
Amortization of intangible assets, net of income taxes			0.35
Purchase accounting adjustments, net of income taxes			(0.19)
Gain on sale of building, net of income taxes			(0.02)
Restructuring and lease charges, net of income taxes			0.06
Adjusted EPS			$1.49 - 1.54

	Human Health
	Three Months Ended
	July 4, 2010		July 5, 2009
Adjusted operating profit:
GAAP operating profit	$25.8	13.1%	$24.1	13.0%
Amortization of intangible assets	11.4	5.8%	10.2	5.5%
Purchase accounting adjustments	0.9	0.5%	0.7	0.4%
Gain on sale of building	(3.4)	-1.7%	-	0.0%
Restructuring and lease charges, net	5.9	3.0%	-	0.0%
Adjusted operating profit	$40.6	20.5%	$35.0	18.9%

	Environmental Health
	Three Months Ended
	July 4, 2010		July 5, 2009
Adjusted operating profit:
GAAP operating profit	$24.8	8.3%	$22.8	9.0%
Amortization of intangible assets	4.1	1.4%	3.8	1.5%
Purchase accounting adjustments	0.3	0.1%	(0.5)	-0.2%
Restructuring and lease charges, net	4.0	1.3%	-	0.0%
Adjusted operating profit	$33.2	11.1%	$26.1	10.3%

PKI
Q2 2010
Organic revenue growth:
Reported revenue growth	14%
Less: effect of foreign exchange rates	-2%
Less: effect of acquisitions	2%
Less: effect of transfers of product lines between segments	-
Organic revenue growth	14%

Human Health
Q2 2010
Organic revenue growth:
Reported revenue growth	7%
Less: effect of foreign exchange rates	-2%
Less: effect of acquisitions	4%
Less: effect of transfers of product lines between segments	-1%
Organic revenue growth	6%

Environmental Health
Q2 2010
Organic revenue growth:
Reported revenue growth	19%
Less: effect of foreign exchange rates	-1%
Less: effect of acquisitions	-
Less: effect of transfers of product lines between segments	1%
Organic revenue growth	19%

Organic Revenue and Organic Revenue Growth

We use the term “organic revenue” to refer to GAAP revenue, excluding the effect of foreign currency translation and acquisitions, and including the effect of product lines transferred between segments. We use the related term “organic revenue growth” to refer to the measure of comparing current period organic revenue with the corresponding period of the prior year. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the performance of our investments in technology, to evaluate the long-term performance trends and to assess our ability to invest in the business. Organic revenue growth also provides for easier comparisons of our performance with prior and future periods and relative comparisons to our peers. We exclude the effect of foreign currency translation from these measures because foreign currency translation is subject to volatility and can obscure underlying trends. We exclude the effect of acquisitions because acquisition activity can vary dramatically between reporting periods and between us and our peers, which we believe makes comparisons of long-term performance trends difficult for management and investors, and could result in overstating or understating to our investors the performance of our operations. We include the effect of product lines transferred between segments because this activity can vary between reporting periods, which we believe makes comparisons of long-term performance trends difficult for management and investors, and could result in overstating or understating to our investors the performance of our operations.

Adjusted Gross Margin and Adjusted Gross Margin Percentage

We use the term “adjusted gross margin” to refer to GAAP gross margin, excluding amortization of intangible assets, and including estimated revenue from contracts acquired in the acquisition of ViaCell, Inc., or ViaCell, that will not be fully recognized due to business combination accounting rules. We use the related term “adjusted gross margin percentage” to refer to adjusted gross margin as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the performance of our investments in technology, to evaluate the long-term profitability trends and to assess our ability to invest in the business. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what our management and what we believe our investors consider to be costs of producing our products and could distort the additional value generated over the cost of producing those products. We include estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized because our GAAP revenue for the periods subsequent to our acquisition do not reflect the full amount of storage revenue on these contracts that would have otherwise been recorded by ViaCell. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of the ViaCell business because customers have historically renewed these contracts, although there can be no assurance that customers will do so in the future.

Adjusted Selling, General and Administrative (SG&A) Expense and Adjusted SG&A Percentage

We use the term “adjusted SG&A expense” to refer to GAAP SG&A expense, excluding amortization of intangible assets, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, and the gain on sale of building. We use the related term “adjusted SG&A percentage” to refer to adjusted SG&A expense as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the cost of the internal operating structure, our ability to leverage that structure and the level of investment required to grow our business. We exclude amortization of intangible assets, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, and the gain on sale of building from these measures because intangibles amortization charges, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, and the gain on sale of building do not represent what our management and what we believe our investors consider to be costs that support our internal operating structure and could distort the efficiencies of that structure.

Adjusted Research and Development (R&D) Expense and Adjusted R&D Percentage

We use the term “adjusted R&D expense” to refer to GAAP R&D expense, excluding amortization of intangible assets. We use the related term “adjusted R&D percentage” to refer to adjusted R&D expense as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better understand and evaluate our internal technology investments. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what our management and what we believe our investors consider to be internal investments in R&D activities and could distort our R&D investment level.

Adjusted Operating Profit and Adjusted Operating Profit Margin

We use the term “adjusted operating profit” to refer to GAAP operating profit, excluding amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, the gain on sale of building, and restructuring and lease charges, and including estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized due to business combination accounting rules. Adjusted operating profit is calculated by subtracting adjusted R&D expense, adjusted SG&A expense, and restructuring and lease charges from adjusted gross margin. We use the related term “adjusted operating profit margin” to refer to adjusted operating profit as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to analyze the costs of the different components of producing and selling our products, to better measure the performance of our internal investments in technology and to evaluate the long-term profitability trends of our core operations. Adjusted operating profit also provides for easier comparisons of our performance and profitability with prior and future periods and relative comparisons to our peers. We believe our investors do not consider the items that we exclude from adjusted operating profit to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure, and so we present this non-GAAP measure to avoid overstating or understating to our investors the performance of our operations. We exclude restructuring and lease charges because they tend to occur due to an acquisition, divestiture, repositioning of the business or other unusual event that could distort the performance measures of our internal investments and costs to support our internal operating structure. We include estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized because our GAAP revenue for the periods subsequent to our acquisition do not reflect the full amount of storage revenue on these contracts that would have otherwise been recorded by ViaCell. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of the ViaCell business because customers have historically renewed these contracts, although there can be no assurance that customers will do so in the future.

Adjusted Earnings Per Share

We use the term “adjusted earnings per share,” or “adjusted EPS,” to refer to GAAP earnings per share, excluding discontinued operations, amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, the gain on sale of building, the gain on the step acquisition, and restructuring and lease charges, and including estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized due to business combination accounting rules. Adjusted earnings per share is calculated by subtracting the items above included in adjusted gross margin, adjusted R&D expense, adjusted SG&A expense, restructuring and lease charges, and provision for taxes, related to these items, from GAAP earnings per share. We believe that this non-GAAP measure, when taken together with our GAAP financial measures, allows us and our investors to analyze the costs of producing and selling our products and the performance of our internal investments in technology and our internal operating structure, to evaluate the long-term profitability trends of our core operations and to calculate the underlying value of the core business on a dilutive share basis, which is a key measure of the value of the Company used by our management and we believe used by investors as well. Adjusted earnings per share also facilitates the overall analysis of the value of the Company and the core measure of the success of our operating business model as compared to prior and future periods and relative comparisons to our peers. We exclude discontinued operations, amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, the gain on sale of building, the gain on the step acquisition, and restructuring and lease charges, as these items do not represent what our management and what we believe our investors consider to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure, which could result in overstating or understating to our investors the performance of our operations. We include estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized because our GAAP revenue for the periods subsequent to our acquisition do not reflect the full amount of storage revenue on these contracts that would have otherwise been recorded by ViaCell. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of the ViaCell business because customers have historically renewed these contracts, although there can be no assurance that customers will do so in the future.

The second quarter tax effect on adjusted EPS for discontinued operations was an expense of $0.00 in both 2010 and 2009, amortization of intangible assets was an expense of $0.05 in 2010 and an expense of $0.04 in 2009, the gain on sale of building was a benefit of $0.01 in 2010, the gain on the step acquisition was a benefit of $0.01 in 2010, and restructuring and lease charges was an expense of $0.02 in 2010. The second quarter tax effect on adjusted EPS for each of the remaining items (changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, and the estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized due to business combination accounting rules) was $0.00 for both 2010 and 2009. The full year tax effect on adjusted EPS for discontinued operations was an expense of $0.01 in 2010 and a benefit of $0.00 in 2009, amortization of intangible assets was an expense of $0.09 in 2010 and $0.08 in 2009, the gain on sale of building was a benefit of $0.01 in 2010, the gain on the step acquisition was a benefit of $0.01 in 2010, and restructuring and lease charges was an expense of $0.02 in 2010 and $0.02 in 2009. The full year tax effect on adjusted EPS for each of the remaining items (inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, and the estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized due to business combination accounting rules) was $0.00 for both 2010 and 2009. The tax effect for discontinued operations is calculated based on the authoritative guidance in the Financial Accounting Standards Board’s Accounting Standards Codification 740, Income Taxes. The tax effect for amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, restructuring and lease charges, and the estimated revenue from contracts acquired in the ViaCell acquisition is calculated based on operational results and applicable jurisdictional law, which contemplates tax rates currently in effect to determine our tax provision.

* * * *

The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies.

Each of the non-GAAP financial measures listed above are also used by our management to evaluate our operating performance, communicate our financial results to our Board of Directors, benchmark our results against our historical performance and the performance of our peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees.

CONTACT:
Investor Relations:
PerkinElmer, Inc.
David C. Francisco, 781-663-5677
dave.francisco@perkinelmer.com
or
Media Contact:
PerkinElmer, Inc.
Stephanie R. Wasco, 781-663-5701
stephanie.wasco@perkinelmer.com
or
Additional Media Contact:
Edelman
Alexis Guthrie, 212-642-7702
alexis.guthrie@edelman.com